Exhibit 99.2

This Statement on Form 3 is filed by Apollo ALST Holdco, LLC and Apollo ALST Voteco, LLC.

Name of Designated Filer:  Apollo ALST Voteco, LLC

Date of Event Requiring Statement:  October 31, 2011

Issuer Name and Ticker or Trading Symbol: ALST Casino Holdco, LLC

APOLLO ALST HOLDCO, LLC

By:	Apollo ALST Voteco, LLC
its managing member

By:	/s/ Leon D. Black
Name:	Leon D. Black
Title:	Vice President

APOLLO ALST VOTECO, LLC

By:	/s/ Leon D. Black
Name:	Leon D. Black
Title:	Vice President